Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere Announces Staff Reductions

Other cost cutting measures include management salary concessions and the reduction in use of consultants and other contract personnel

Watertown, MA, July 28, 2008 – Acusphere Inc. (NASDAQ: ACUS) announced today that it has reduced its employee base by 24 people, or about 24%, primarily in functions related to manufacturing of its lead product candidate, Imagify™ (Perflubutane Polymer Microspheres) for Injectable Suspension.  In addition, all senior managers at the Vice President level and above are taking salary reductions of 10% or more effective August 1, 2008, to further decrease operating costs while Acusphere awaits U.S. Food & Drug Administration (FDA) review and potential approval of its New Drug Application (NDA) for Imagify. The Company has also given notification of termination to certain consultants and contractors.  With the announced reductions, total employment at Acusphere is now 77 personnel.

In late June, FDA accepted Acusphere’s NDA submission for Imagify, indicating that the application was sufficiently complete to permit a substantive review. With a standard review under the Prescription Drug User Fee Act (PDUFA), the target action date is 10 months from the submission date, or February 28, 2009.  At the PDUFA date, FDA will either approve Imagify or provide a complete response letter on its review of the Imagify NDA. The reductions announced today , in combination with previously announced cash savings from patent payment deferrals, manufacturing cost reimbursements and the renegotiation of other contracts currently underway, are intended to support the Company’s goal of stretching its existing financial resources and reduce its financing needs prior to the PDUFA date.  The Company believes that potential partnering and financing terms could be more favorable following the PDUFA date.

Total annualized cash savings from reductions in staff and senior management salaries are estimated to be approximately $2.1 million. The Company estimates it will take a one-time charge in the third quarter of 2008 of approximately $0.3 million associated with the staff reductions.  In addition, notice of termination to certain consultants and contractors will result in estimated annual savings of approximately $2.0 million. When combined with the patent payment deferrals and manufacturing cost reimbursements, the actions announced today bring total cash savings prior to the PDUFA date to approximately $6.4 million.

Sherri C. Oberg, Acusphere’s President and Chief Executive Officer, said, “These decisions are extremely difficult but both appropriate and necessary given the current financing environment for life sciences companies, our continued belief that Imagify will be approved, our improved prospects for financing on more favorable terms after the PDUFA date and our progress in manufacturing. We greatly appreciate the dedicated efforts of employees who have enabled us to reach this critical point for Imagify.”

Members of senior management have agreed to revisions in their compensation that closely align their interests with those of shareholders.  In exchange for reducing salary, which will help Acusphere move closer to its goal of minimizing financing needs prior to the PDUFA date, each senior management member will receive a cash incentive and option grants that will only be paid out or vested if the Company is able to attract meaningful capital post-PDUFA date.  The magnitude of the cash incentive and option grant varies with the size of the salary reduction taken.

As of June 30, 2008, Acusphere had unaudited cash and short-term investments of approximately $12 million. With the reductions announced to date, the Company anticipates a quarterly cash spend rate for the third and fourth quarters of 2008 of $8 to $9 million.  On that basis, the Company’s available funding should carry it well into the fourth quarter of this year. The Company expects to report its financial results for the quarter ended June 30, 2008 on August 11, 2008.

Conference Call Information

Acusphere plans to hold a conference call with investors today, Monday, July 28, 2008, commencing at 4:30 PM (Eastern Time) to discuss this development. The conference call will be led by Sherri C. Oberg, President and Chief Executive Officer and Lawrence A. Gyenes, Senior Vice President and Chief Financial Officer. These Acusphere representatives will also be available for investor questions. The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-866-770-7129, or internationally 1-617-213-8067, using the confirmation code: 44306568. After the conference call, a replay of the call webcast will be made available via the Company’s web site and a telephone replay will be available through August 28, 2008 by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 37370986.

About Acusphere, Inc.

Acusphere is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, Imagify™ (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that over 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

“Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

The above press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the commercial opportunity for Imagify. There can be no assurance that Imagify will be approved for the indication the Company is seeking, or at all. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential effects of not achieving clinical endpoints, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the quarter ended March 31, 2008. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:

Lawrence A. Gyenes

SVP & CFO

Acusphere, Inc.

Investors: 617-925-3444

IR@acusphere.com

or

Media: 617-648-8800

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